EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S‐8 (File Nos. 333‐ 248820, 333‐230445, 333‐182902, 333‐168483, 333‐168481, 333‐164939, 333‐160532, 333‐145290, 333‐ 127911, 333‐114017 and 333‐49896) and Form S‐1 (File Nos. 333‐234712, 333‐201334 and 333‐219589) of Aethlon Medical, Inc. of our report dated June 28, 2022, relating to the consolidated financial statements of Aethlon Medical, Inc. and subsidiary appearing in the Annual Report on Form 10‐K of Aethlon Medical, Inc. and subsidiary for the year ended March 31, 2022.

San Diego, California
June 28, 2022